Exhibit-99.1
SWIFT TRANSPORTATION REPORTS EARNINGS FOR THE FOURTH
QUARTER AND YEAR ENDED 2006
•	Record Full Year 2006 GAAP Earnings of $141.1 million and EPS of $1.86

•	Adjusted Full Year 2006 Net Earnings of $151.6 million up 39.4% (Adjusted EPS of $2.00 up from $1.47 Adjusted EPS in 2005) *

•	Full Year Operating Ratio Improves 180 Basis Points Over 2005

(*Full year 2006 and 2005 earnings adjusted for special charges as detailed below.)
Phoenix, AZ — January 24, 2007 — Swift Transportation Co., Inc. (NASDAQ: SWFT) today reported its results for the fourth quarter and full year ended December 31, 2006.
Fourth Quarter Results
Net earnings were $23.4 million or $0.31 per diluted share in 2006 compared to $39.3 million or $0.53 per diluted share in 2005. Fourth quarter 2006 results include a pre-tax impairment charge of $18.4 million for the write-off of a note receivable and other outstanding amounts related to the Company’s sale of its auto haul business in April 2005. Excluding this impairment and the pre-tax benefit of the change in market value of an interest rate derivative of $223,000 in the fourth quarter of 2006 and $665,000 in the fourth quarter of 2005, adjusted net earnings were $35.0 million or $0.46 per diluted share for the fourth quarter of 2006 compared to $38.9 million, or $0.52 per diluted share for the fourth quarter of 2005 (see Net Earnings Reconciliation Table below).
Operating revenue for the fourth quarter 2006 decreased 7.2% to $783 million from $844 million for the fourth quarter of 2005. Excluding fuel surcharge revenue, net revenue decreased 5.1% to $679 million in 2006 from $716 million in 2005. This decline was primarily attributable to the soft freight environment and an increase in truckload capacity.
Robert W. Cunningham, CEO and President commented, “The quarter reflects one of the most challenging freight environments in recent memory, and the normal holiday surge did not materialize for a variety of reasons. We were also impacted by the downturn in the housing and automotive markets, and the increase in Class 8 truck builds prior to the new 2007 EPA requirements, both of which added capacity to the market. As a result, loaded miles per tractor per week dropped 9.1% and deadhead increased to 13.2% in the fourth quarter. These reductions were partially offset by a 2.9% increase in revenue per loaded mile.”
Mr. Cunningham continued, “Despite the recent freight environment, we made improvements in our recruiting and retention efforts, which have reduced our unmanned truck count to a historical low. On January 17, we awarded another safe driver with $1 million as part of our second Thanks a Million! driver appreciation campaign. We also increased driver wages in October, and we continue to identify and implement other improvements to further enhance the productive and safe work environment we have at Swift.”
Fuel surcharge revenue and fuel cost per gallon were lower in the fourth quarter of 2006 compared to the fourth quarter of 2005, which was higher than a typical quarter due to the spike in fuel costs associated with hurricanes Katrina and Rita. The Company evaluates fuel expense net of fuel surcharge revenues associated with Company miles. Net fuel expense in the fourth quarter increased to 10.2% of net revenue compared to 9.5% in the fourth quarter of 2005. As a result, fuel had a positive impact on results in the fourth quarter of 2005 and a negative impact in the fourth quarter of 2006. Net fuel expense calculations are shown in the table below.
As previously disclosed, in the third quarter of 2006, the Company successfully renegotiated higher residual values for tractor units that will be returned to the manufacturer at 38 and 48 months. This change resulted in higher depreciation expense in the second half of the year and will continue to do so on an ongoing basis, as the depreciable life on some older units was adjusted down from five years to a combination of three to four years. This change provides improved asset management flexibility and will result in a younger fleet over time. In addition, as previously disclosed, beginning in January 2006, all new tractors were placed on a three to four year replacement cycle which also contributed to increased depreciation expense year over year.
The Company’s operating ratio was 95.7% for the fourth quarter in 2006 compared to 91.5% for the fourth quarter in 2005. The impairment of the note receivable mentioned above, the very soft freight environment, the increase in capacity, the changes made to the Company’s depreciable lives for tractors and the net impact of fuel expense are the primary causes for the increase in the operating ratio.
Full Year Results
Net earnings for the Company increased 39.5% to $141.1 million, or $1.86 per diluted share, in 2006 compared to $101.1 million, or $1.37 per diluted share, in 2005. The results for 2006 include a pre-tax impairment charge of $18.4 million for the write-off of a note receivable and other outstanding amounts related to the Company’s sale of its auto haul business in April 2005. Excluding this impairment, the impact of the change in market value of the interest rate derivatives of $1.1 million in 2006 and $3.3 million in 2005, and the other items noted in the reconciliation table that were disclosed previously, adjusted net earnings for 2006 increased 39.4% to $151.6 million or $2.00 per diluted share, compared to $108.8 million, or $1.47 per diluted share, in 2005 (see Net Earnings Reconciliation Table below).
Operating revenue for 2006 decreased 0.8% to $3.17 billion from $3.20 billion in 2005. Excluding fuel surcharge revenue, net revenue decreased 3.4% to $2.71 billion in 2006 from $2.81 billion in 2005. This decline was primarily attributable to a 5.3% reduction in the average fleet size year over year. Improvements in the utilization of the average operating fleet in the first half of 2006 were negatively impacted in the second half of 2006 by the soft freight environment and resulted in a 3.3% decline in loaded miles per tractor per week for the full year. These declines were partially offset by the 3.6% increase in revenue per loaded mile, excluding fuel surcharge revenue.
The Company benefited from cost reduction initiatives implemented in early 2006 in several expense categories. Administrative salaries and wages declined year over year as we reduced our average non-driver workforce by approximately 6.7% between 2005 and 2006. Salaries, wages and employee benefits also decreased in part due to the reduction in the number of miles driven by Company drivers associated with the smaller fleet size, which was partially offset by an increase in the average rate per mile paid to drivers.
Equipment maintenance expense declined year over year associated with the smaller average fleet size and changes made in our shop infrastructure. In addition, travel and other discretionary expenses also decreased as a result of an increased focus on cost control. These reductions were partially offset by an increase in hiring expense resulting from the tight driver market in 2006, as well as an increase in expenses related to the growing intermodal business. The Company also experienced a reduction in expenses related to workers compensation as previously reported.
The increased focus on cost control helped the Company improve its operating ratio by 180 basis points to 92.3% in 2006 from 94.1% in 2005. Adjusted for the items shown in the Net Earnings Reconciliation Table below, the Company’s adjusted operating ratio improved to 91.8% in 2006 compared to 93.5% in 2005. In addition, the Company’s effective tax rate for the full year 2006 is 36.3% as compared to the tax rate estimated through the nine months ended September 30, 2006 of 38.8% with the difference reducing the fourth quarter effective tax rate.
The Company’s balance sheet remains strong. Since December 31, 2005, the Company paid down $230.8 million in debt, and its debt to total capital ratio declined to 27.3%. Cash flow from operations and free cash flow were $365.4 million and $226.2 million, respectively, for 2006 (see Free Cash Flow Reconciliation Table below).
“The disciplines we have instilled throughout the organization have enabled us to achieve a 180 basis point improvement in our operating ratio and significantly improve our earnings, reduce our debt and increase cash flow. As a result of our efforts, we were pleased to be recognized by Forbes as one of the Best Big Companies in America in the Forbes Platinum 400 annual listing,” Cunningham said.
As previously announced, Swift has agreed to be acquired by Jerry Moyes, Swift’s founder and former Chairman and CEO, in an all-cash transaction valued at approximately $2.74 billion including the assumption of approximately $332 million of net debt. The Board of Directors believes that this is a compelling transaction in the best interest of shareholders.
Swift is the holding company for Swift Transportation Co., Inc., a truckload carrier headquartered in Phoenix, Arizona. Swift’s trucking subsidiary operates the largest fleet of truckload carrier equipment in the United States with regional operations throughout the continental United States.
Forward-looking statement disclosure:
This press release contains statements that may constitute forward-looking statements, usually identified by words such as “anticipates,” “believes,” “estimates,” “plans,” “projects,” “expects,” “intends” or similar expressions which speak only as of the date the statement was made. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning the expectation of higher depreciation expense and the expectation of a younger fleet over time.
As to Swift’s business and financial performance, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: prevailing market conditions relating to our determination of the fair value of assets held for sale and related impairment charges; adverse developments in our relationship with IEL and, by extension, owner-operators whose tractors are financed by IEL; the impact of our new owner-operator fuel surcharge reimbursement program and recent changes in our driver pay structure on operating results; excess capacity in the trucking industry or changes in demand of our customers; significant increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees, insurance premiums and driver compensation, to the extent not offset by increases in freight rates or fuel surcharges; recessionary economic cycles and downturns in customers’ business cycles, particularly in market segments and industries (such as retail and manufacturing) in which Swift has a significant concentration of customers or changes in our customers’ transportation purchasing patterns; seasonal factors such as harsh weather conditions that increase operating costs; continuing difficulties in driver recruitment or retention issues involving Company drivers and/or owner-operators; increases in driver compensation to the extent not offset by increases in freight rates; the inability of Swift to continue to secure acceptable financing arrangements; an adverse determination by the FMSCA with respect to Swift’s safety rating and any resulting loss of customers or potential customers or a material increase in insurance costs; the collectibility of notes receivable due to our debtors’ inability to generate sufficient cash flows; an unanticipated increase in the number or dollar amount of claims for which Swift is self insured; fluctuations in workers’ compensation claims, which have benefited recent operating results due to improved claims management, but are not expected to continue at such levels in future periods; competition from trucking, rail and intermodal competitors; our ability to sell assets held for sale at or above their net book value; the potential impact of current litigation, regulatory issues, or other government actions; a possible adverse impact on the trading price of the Company’s common stock as a result of the adoption of the Stockholders Protection Agreement; a significant reduction in or termination of Swift’s trucking services by a key customer; and receipt of required regulatory and stockholder approvals and completion of other closing conditions in connection with the Merger Agreement recently entered into by the Company.
A discussion of these and other factors that could cause Swift’s results to differ materially from those described in the forward-looking statements can be found in the most recent Annual and Quarterly Reports on Form 10-K and Form 10-Q of Swift, filed with the Securities and Exchange Commission and available at the Securities and Exchange Commission’s internet site (http://www.sec.gov). Swift undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Furthermore, nothing herein shall constitute an adoption or approval of any analyst report regarding Swift, nor any undertaking to update or comment upon analysts’ expectations in the future.
Condensed, consolidated statements of earnings for the three and twelve months ended December 31, 2006 and 2005 are as follows:

Swift Transportation Co., Inc. and Subsidiaries
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2006		2005		2006*		2005
Operating revenue	$782,836	100.0%	$843,648	100.0%	$3,172,790	100.0%	$3,197,455	100.0%
Operating expenses:
Salaries, wages and benefits	231,403	29.6%	243,661	28.9%	899,286	28.3%	1,008,833	31.5%
Operating supplies and expenses	69,272	8.8%	70,626	8.4%	268,658	8.5%	286,261	9.0%
Fuel	149,887	19.1%	166,687	19.8%	632,824	19.9%	610,919	19.1%
Purchased transportation	148,074	18.9%	156,025	18.5%	586,252	18.5%	583,380	18.2%
Rental expense	14,310	1.8%	12,403	1.4%	50,937	1.6%	57,669	1.8%
Insurance and claims	38,384	4.9%	44,156	5.2%	153,728	4.8%	156,525	4.9%
Depreciation, amortization and impairment	75,818	9.7%	51,531	6.1%	249,971	7.9%	206,154	6.4%
(Gain) loss on equipment disposal	542	0.1%	571	0.1%	(186)	0.0%	(942)	0.0%
Communication and utilities	6,869	0.9%	8,350	1.0%	28,579	0.9%	30,920	1.0%
Operating taxes and licenses	14,960	1.9%	17,719	2.1%	59,010	1.9%	69,676	2.2%

Total operating expenses	749,519	95.7%	771,729	91.5%	2,929,059	92.3%	3,009,395	94.1%

Operating income	33,317	4.3%	71,919	8.5%	243,731	7.7%	188,060	5.9%

Interest expense	5,503	0.8%	7,341	0.8%	25,736	0.8%	26,632	0.8%
Interest income	(577)	-0.1%	(389)	0.0%	(2,007)	-0.1%	(1,713)	-0.1%
Other (income) expenses	(570)	-0.1%	2,032	0.2%	(1,272)	0.0%	(1,209)	0.0%

Earnings before income taxes	28,961	3.7%	62,935	7.5%	221,274	7.0%	164,350	5.2%
Income taxes	5,549	0.7%	23,668	2.8%	80,219	2.5%	63,223	2.0%

Net earnings	$23,412	3.0%	$39,267	4.7%	$141,055	4.5%	$101,127	3.2%

Diluted earnings per share	$0.31		$0.53		$1.86		$1.37

Shares used in per share calculations	75,920		74,051		75,841		73,823

* Results for the full year 2006 include adjustments to the previously reported quarters of 2006 for the impact of the adoption of SEC Staff Accounting Bulletin (“SAB”) 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.
Contact: Glynis Bryan, CFO of
Swift Transportation Co., Inc.
(602) 269-9700

Swift Transportation Co., Inc. and Subsidiaries
Net Earnings Reconciliation Table (a)
(in thousands, except per share amounts)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Net earnings	$23,412	$39,267	$141,055	$101,127
Adjustment to market value of interest derivative agreements	(223)	(665)	(1,134)	(3,314)
Impairment of note receivable	18,356	—	18,356
Impairment of Mexico real property and equipment	—	—	1,391	—
Impairment of trailers	—	—	7,848	6,377
Change in discretionary match	—	—	(4,802)	—
Litigation settlement	—	—	(5,150)	—
Impairment of property	—	—	—	1,320
Acceleration of stock options	—	—	—	12,397
Real estate sales	—	—	—	(4,351)

	41,545	38,602	157,564	113,556
Income tax effect *	(6,573)	256	(5,985)	(4,785)

Adjusted net earnings	$34,972	$38,858	$151,579	$108,771

Shares used in per share calculations	75,920	74,051	75,841	73,823

Adjusted earnings per share	$0.46	$0.52	$2.00	$1.47

* Income tax effect based on full year effective tax rate.

Swift Transportation Co., Inc. and Subsidiaries
Operating Ratio Reconciliation Table (a)
(in thousands)

	Twelve Months Ended
	December 31,
	2006	2005
Operating revenue	$3,172,790	$3,197,455

Operating expense	2,929,059	3,009,395
Adjusted for:
Impairment of note receivable	(18,356)	—
Impairment of Mexico real property and equipment	(1,391)	—
Impairment of trailers	(7,848)	(6,377)
Change in discretionary match	4,802	—
Litigation settlement	5,150	—
Acceleration of stock options	—	(12,397)

Adjusted operating expense	2,911,416	2,990,621

Adjusted operating ratio	91.8%	93.5%

(a) Management believes the presentation of earnings and operating ratio without the impact of the adjustments noted above is useful in comparing the results from period to period due to the historical volatility of the interest rate derivative agreements and the infrequent nature of the impairment of assets, change in the discretionary match, litigation settlement, acceleration of stock options and real estate sales. Adjusted net earnings and adjusted operating ratio should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
Swift Transportation Co., Inc. and Subsidiaries
Free Cash Flow Reconciliation Table (b)
(in thousands)

Twelve Months Ended
December 31, 2006
Net cash provided by operating activities	$365,430
Less:
Capital expenditures (net of disposal proceeds)	(139,216)

Free cash flow	$226,214

(b) Management believes the presentation of free cash flow which is net cash flow provided by operating activities less capital expenditures, net of disposal proceeds is useful to analyze cash remaining after maintaining or expanding its asset base. Free cash flow should be considered in addition to, not as a substitute for, or superior to, measures of financial performance in accordance with GAAP.
Swift Transportation Co., Inc. and Subsidiaries
Net Fuel Expense
(in thousands)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Fuel Surcharge Revenue	$103,912	$128,062	$462,529	$391,942
Less: Owner-Operator/Rail Fuel Surcharge Revenue	$(23,456)	$(29,495)	$(108,018)	$(91,971)

Net Company Fuel Surcharge	$80,456	$98,567	$354,511	$299,971

Gross Fuel Expense	149,887	166,687	632,824	610,919
Less: Net Company Fuel Surchage	(80,456)	(98,567)	(354,511)	(299,971)

Net Fuel Expense	$69,431	$68,120	$278,313	$310,948

% of Net Revenue, Excluding Fuel Surcharge	10.2%	9.5%	10.3%	11.1%

Swift Transportation Co., Inc. and Subsidiaries
Operating Statistics
(Excluding Fuel Surcharge)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2006	2005	2006	2005
Total Miles*	438,218	476,809	1,799,242	1,960,758
Loaded Miles*	380,537	421,547	1,580,126	1,723,802
Loaded Miles per Trip	495.4	528.2	521.6	533.8
Loaded Miles per Tractor per Week	1,767	1,944	1,845	1,907
Trucking Revenue*	$636,950	$685,912	$2,585,590	$2,722,648
Revenue per Tractor per Week	$2,958	$3,163	$3,020	$3,012
Revenue per Loaded Mile	$1.6738	$1.6271	$1.6363	$1.5794
Average Linehaul Tractors	16,563	16,679	16,466	17,383
Deadhead Percentage	13.16%	11.59%	12.18%	12.08%
Period End Linehaul Tractor Count
Company	14,977	14,465	14,977	14,465
Owner Operator	2,950	3,466	2,950	3,466

Total	17,927	17,931	17,927	17,931

* In Thousands

Swift Transportation Co., Inc. and Subsidiaries
Selected Balance Sheet Data
(in thousands)

	December 31,	December 31,
	2006	2005
Cash	$47,858	$13,098
Total Assets	$2,110,648	$2,218,530
Debt, capital leases and securization	$380,000	$610,786
Total Liabilities	$1,096,425	$1,348,486
Equity *	$1,014,223	$870,044
* Balance as of December 31, 2006 adjusted by $15.6 million for the impact of the adoption of SEC Staff Accounting Bulletin (“SAB”) 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.

Swift Transportation Co., Inc. and Subsidiaries
Selected Cash Flow Statement Data
(in thousands)

	Twelve months ended
	December 31,
	2006	2005
Net cash provided by operating activities	$365,430	$362,548

Capital expenditures (net of disposal proceeds)	$(139,216)	$(386,780)
Other investing activities	25,013	6,773

Net cash used in investing activities	$(114,203)	$(380,007)

Purchase of treasury stock	$(59,491)	$(39,459)
Other financing activities	(156,936)	41,984
Effect of exchange rate changes on cash	(40)	(213)

Net cash (used in) provided by financing activities, including the effect of exchange rate changes on cash	$(216,467)	$2,312